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                                                                   Exhibit T3D.4

                   IN THE UNITED STATES DISTRICT COURT FOR THE
                          EASTERN DISTRICT OF VIRGINIA
                               ALEXANDRIA DIVISION


__________________________________                              FILED
                                  )                         IN OPEN COURT
                                  )
IN RE MICROSTRATEGY INC.          ) Civil Action No:         MAR 12 2002
SECURITIES LITIGATION             ) 00-473-A
                                  )                   CLERK, U.S. DISTRICT COURT
                                  )                      ALEXANDRIA, VIRGINIA
__________________________________)

                                      ORDER

          THIS MATTER came before the Court on MicroStrategy Incorporated's Unopposed Motion For Leave To Amend The Indenture Dated As Of January 11, 2001.

          HAVING CONSIDERED the parties' submissions and the arguments of counsel; it is hereby

          ORDERED that Section 5.03 of the Indenture dated as of January 11, 2001 may be amended to read:

     Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall file with the SEC and furnish to the Trustee and to the Holders of Notes, all quarterly and annual financial information required to be contained in a filing with the SEC on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Results of Operations and Financial Condition" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, in each case, as required by the rules and regulations of the SEC as in effect on the Issuance Date. The Trustee shall be under no obligation or duty to review such reports, such delivery to it being for the purpose of having the same on file with the Trustee and available for examination. With respect to the Holders of the Notes, to the extent not inconsistent with the rules and regulations of the SEC in effect from time to time, the Company may satisfy its obligations under this
     Section 5.03 by, at the Company's option, (i) furnishing copies of the documents referred to in this section to the


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         Holders or (ii) posting such documents or otherwise making them available, for a period of at least one (1) year after they have been filed with the SEC, on the Company's website (or a substantially equivalent successor medium if the Company no longer maintains a website), which posting may include, without limitation, the use of a hyperlink to a third party service that posts such documents.



Entered this the 12/th/ day of March, 2002.




/s/ T.S. Ellis, III
-----------------------------------------------
T.S. Ellis, III
United States District Court Judge